Exhibit 10.1.13

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement” ), dated as of December 16, 2019, is made by and between Merus US, Inc., a Delaware corporation (together with any successors or assigns, the “Company”), and Sven A. Lundberg, M.D. (the “ Executive” ) (collectively referred to herein as the “Parties” or individually referred to as a “Party”).

RECITALS

(A)	It is the desire of the Company to assure itself of the services of Executive on the terms set forth in this Agreement beginning on and following the Effective Date (as defined below).
(B)	Executive and the Company mutually desire that Executive provide services to the Company on the terms provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment.

(a)General. Effective as of January 1. 2020 (the “Effective Date”), the Company shall employ Executive and Executive shall be employed by the Company, for the period and in the position set forth in this Section 1. and subject to the other terms and conditions herein provided.

(b)At-Will. Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company or of Merus N.V., a Dutch public limited liability company (“Parent” ), as applicable. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by a duly authorized officer of the Company, a duly authorized officer of Parent or as provided by applicable law. The period of Executive’s employment by the Company beginning on the Effective Date shall be referred to herein as the“Term”.

(c)Position: Duties and Location. Executive shall serve as President and Chief Executive Officer of the Company and of the Parent, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of Parent or an authorized committee thereof (in either case, the “Board”). During the Term, Executive shall serve as a member of the Board, subject to the approval of the shareholders of Parent. Executive’s normal place of work shall be at the Company’s office in the Boston, Massachusetts metropolitan area. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) serve on the boards of directors of (x) AdMlRx, Inc., (y) Vor BioPharma, Inc., and (z) 1928 Diagnostics, in each case, subject to compliance with this Agreement and provided that such activities do hot materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and Parent as adopted by the Company or Parent, as applicable, from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive, including, without limitation, the Parent’s articles of association (statuteri) and board regulations (bestuursreglement) (each, a “Policy”).

(d)Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, in the event the shareholders of Parent do not approve Executive’s appointment as the executive director of Parent or President and Chief Executive Officer of Parent within ninety (9i)) days following the Effective Date, the Company may terminate this Agreement and Executive’s employment hereunder without any obligation to pay additional compensation under this Agreement or any other liability to Executive, other than any payments required by the first sentence of Section 3(c). For the avoidance of doubt, Executive shall not have Good Reason to resign his employment in the event he is not appointed as member of the Board or President and Chief Executive Officer or Parent because of the failure to obtain such shareholder approval.

2.Compensation and Related Matters.

(a)Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $564,900 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be upwardly adjusted) from time to time by the Board (such annual base salary, as it may be upwardly adjusted from time to time, the “Annual Base Salary”).

(b)Annual Bonus: Signing Bonus. Dining the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’ s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 55% of Executive’s Annual Base Salary. Such target bonus shall be reviewed (and may be upwardly adjusted) from time to time by the Board (such target bonus, as it may be upwardly adjusted from time to time, the “Target Bonus”). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as. provided in Section 4(b), In addition, the Company shall pay Executive a signing bonus of $25,000, less applicable withholdings, at the first regularly scheduled payroll date following the Effective Date.

(c)Equity Awards. Promptly following the Effective Date, and subject to the approval of the Board, Executive will be granted an option to purchase 414,917 common shares of Parent, reflecting 1.50% of the fully-diluted capitalization of the Parent, at an exercise price per share equal to the closing price per Parent common share on the date of grant or the last trading day preceding the date of grant if the date of grant is not a trading day (the “Option”). Subject to Executive’s continued engagement with the Company or Parent, consisting of full or part-time employment, advisory services, or service as a member of the Board of Directors of the Company or Parent (Executive’s “Business Relationship”), the Option shall vest over a four-year period, with 25% vesting on the first anniversary of the Effective Date and the remaining 75% vesting in 36 equal monthly installments following the first anniversary of the Effective Date. The Option will be subject to the terms of Parent’s 2016 Incentive Award Plan and an award agreement evidencing such Option. Executive shall be eligible to receive additional equity awards at the discretion of the Board. Notwithstanding anything in Parent’s Non-Executive Director Compensation Program (the “NED Program”) to the contrary, those unvested options to purchase Common Shares granted to Executive prior to the Effective Date under the NED Program shall continue to vest during Executive’s Business Relationship.

(d)Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental, vision, life insurance, disability insurance and defined contribution 401(k) plan) made available to other similarly-situated employees of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(e)Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s paid time off Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g)Key Person Insurance. At any time during the Term, the Company and its affiliates shall have the right to insure the life of Executive for the Company’s and its affiliates’ benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by. submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.Termination.

(a). Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, at any time, under the following circumstances:

(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “ Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)Company Obligations upon Termination. Upon'termination of Executive’s employment pursuant to this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4. as applicable.

(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company, Parent or any of their subsidiaries or affiliates and Executive agrees to execute any documentation (including, without limitation, resignation letters) reasonably requested by the Company or Parent to document any such resignation.

4.Severance Payments.

(a)Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) (other than as provided in Section 1(d) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, which termination does not occur withjn twelve (12) months following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and Executive’s continued compliance with Section 5. Executive shall receive, in addition to payments and benefits set forth in Section 3(c). the following:

(i)an amount in cash equal to 1.0 times the Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month month period following the date ofExecutiye’s Separation from Service (the “Severance Period”) in accordance with the Company’s customary payroll practices;

(ii)any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company, but in no event later than the end of the year in which the Date of Termination occurs;

(iii)solely in the event that Executive’s employment is terminated or Executive resigns prior to the first anniversary of the Effective Date, immediate vesting of any unvested equity or equity-based awards that would have vested if the Executive’s Business Relationship had continued for twelve months following such termination or resignation; and

(iv)if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s . covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or incurring an excise tax (including, without limitation, by reason of Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(c)Change in Control. In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, on or within twelve (12) months following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) the following:

(i)an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary and (B) the Target Bonus, payable in a lump sum on the First Payment Date;

(ii)the payments and benefits provided under Section 4(b)(ii) and Section 4(b)(iii), except the “Severance Period” for purposes of Section 4(b)(iii) is eighteen (18) months; and

(iii)provided that the Date of Termination occurs more than twelve (12) months following the Effective Date, immediate vesting of all unvested equity or equity-based awards held by Executive under any equity compensation plans of Parent that vest solely based on the passage of time (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

5.Employee Proprietary Information and Inventions Assignment Agreement

As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company contemporaneously herewith an Employee Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), which Proprietary Information Agreement contains certain non-competition, non-solicitation, non-disclosure and assignment of inventions provisions in favor of the Company and Parent. Executive agrees to abide by the terms of the Proprietary Information Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Proprietary Information Agreement will survive the termination of Executive’s employment and the termination of the Term for the, periods set forth in the Proprietary Information Agreement.

6.Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates, including, without limitation, any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.Certain Definitions.

(a)Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s failure to (A) substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s Disability) or (B) comply with, in any material respect, any of the Company’s Policies; provided that such “Cause” shall be deemed to occur only after the Company has given notice thereof to the Executive specifying in reasonable detail the conduct constituting “Cause,” and, to the extent curable and correctable and the failure is not another breach after a prior cure period, the Executive fails to cure and correct his conduct within thirty (30) days after such notice;

(ii)the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; provided that such “Cause” shall be deemed to occur only after the Company has given notice thereof to the Executive specifying in reasonable detail the conduct constituting “Cause,” and, to the extent curable and correctable and the failure is not another failure after a prior cure period, the Executive fails to cure and correct his conduct within thirty (30) days after such notice;

(iii)Executive’s breach of a material provision of this Agreement or the Proprietary Information Agreement; provided that such “Cause” shall be deemed to occur only after the Company has given notice thereof to the Executive specifying in reasonable detail the conduct constituting “Cause,” and, to the extent curable and correctable and the failure is not another breach after a prior cure period, the Executive fails to cure and correct his conduct within thirty (30) days after such notice;.

(iv)Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v)Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi)Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(b)Change in Control. “Change in Control” shall mean and include each of the following:

(i)A transaction or series of related transactions (other than an offering of common shares of Parent to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of related transactions that meets the requirements of clauses (A) and (B) of subsection (ii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule. 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such acquisition; or

(ii)The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parents assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity” )) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the transaction or event described in subsection (i) or (ii) constitute a Change in Control for purposes of this Agreement unless such transaction also constitutes a “ change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c)Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated  thereunder.

(d)Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) - (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e)Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a .long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f)Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety days after any of the following events, unless Executive consents to the applicable event: (i) a decrease in Executive’s Annual Base Salary, other than a reduction in Annual Base Salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company and the Parent, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position (other than in connection with a corporate transaction where Executive continues to hold the position referenced in Section 1(c) above with respect to the Parent’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), (iii) the relocation of Executive’s primary office to a location more than 50 miles from the Boston, Massachusetts metropolitan area, or (iv) Executive’s removal from the Board. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (i) provided the Company and Parent, within 90 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written- notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (ii) provided the Company or Parent, as applicable, with an opportunity to cure the same within 30 days after the receipt of such notice.

(g)Person. “Person” means any individual or any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

8.Parachute Payments.

(a)Notwithstanding any other provisions of this Agreement or any Parent equity plan or agreement, in the event that any payment or benefit by the Company, Parent or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) or Section 4(c) hereof, being hereinafter referred to as the “Total Payments” ), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax” ), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”). (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of equity awards shall be first applied to equity awards that would otherwise vest last in time.

(c)The Company or Parent will select an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”) to make determinations regarding the application of this Section 8. For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “ parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “ base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company or Parent, as applicable.

(d)In the event it is later determined that, to implement the objective and intent of this Section 8, a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or Parent, as applicable.

9.Miscellaneous Provisions.

(a)Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States.

(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company or the Parent, the General Counsel of the Parent at its headquarters,

(ii)If to Executive, at the last address that the Company or the Parent has in its personnel records for Executive, or

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile, PDF or email shall be deemed effective for all purposes.

(e)Entire Agreement. The terms of this Agreement and die Proprietary Information Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment agreement or offer letter between Executive, the Company and/or Parent. The Parties further intend that this Agreement and the Proprietary Information Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Proprietary Information Agreement.

(f)Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Parent or the

Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company or the Parent may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be cliosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rales and regulations) of the proceedings has been given to Such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall -be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement or the Proprietary Information Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award horn such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American

Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA.

(j)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the expiration or termination of the Term.

(m)Section 409A.

(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Sections 4(b) and 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the 30-day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)Specified Employee. .Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “ specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments. Executive’s right to receive any installment payments under this Agreement, including, without limitation, any continuation of salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

10.Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

11.Third Party Beneficiary Rights.

The Parent has third party beneficiary rights to the terms of this Agreement applicable to the Company.

12.Legal Fees.

The Company agrees to pay Executive’s reasonable legal fees incurred in connection with the negotiation of this Agreement, up to a maximum of ten thousand dollars ($10,000). The Company will pay such legal fees within sixty (60) days following receipt of an invoice establishing such fees which invoice shall be provided by Executive to the Company in January 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, the persons below have executed this Agreement on the date and year first above written.

MERUS US, INC.

By: /s/ R. Greig

Name: R. Greig

Title: Chair

EXECUTIVE

/s/ S A Lundberg

Sven A. Lundberg, M.D.

For purposes of Parent’s rights and obligations hereunder:

MERUS N.V.

By: /s/ R. Greig

Name:

Title:

By:

Name:

Title: